JOHN HANCOCK CALIFORNIA TAX-FREE INCOME FUND
AMENDMENT TO DECLARATION OF TRUST
August 31, 2009
     AMENDMENT, made August 31, 2009 to the Amended and Restated Declaration of Trust made March 8, 2005 (the “Declaration”) of John Hancock California Tax-Free Income Fund, a Massachusetts business trust (the “Trust”).
     The undersigned officer of the Trust hereby certifies that, in accordance with Section 8.3 of the Declaration, the amendment to Section 8.4 of the Declaration dated April 17, 2009 and filed on April 22, 2009 is hereby deleted. Giving effect to such deletion, Section 8.4 of the Declaration shall read as follows:
     Section 8.4 Merger, Consolidation and Sale of Assets. The Trust or any Series may merge or consolidate into any other corporation, association, trust or other organization or may sell, lease or exchange all or substantially all of the Trust Property or Trust Property allocated or belonging to such Series, including its good will, upon such terms and conditions and for such consideration when and as authorized at any meeting of Shareholders called for the purpose by the affirmative vote of the holders of two-thirds of the Shares of the Trust or such Series outstanding and entitled to vote and present in person or by proxy at a meeting of Shareholders, or by an instrument or instruments in writing without a meeting, consented to by the holders of two-thirds of the Shares of the Trust or such Series; provided, however, that, if such merger, consolidation, sale, lease or exchange is recommended by the Trustees, the vote or written consent of the holders of a majority of the Outstanding Shares of the Trust or such Series entitled to vote shall be sufficient authorization; and any such merger, consolidation, sale, lease or exchange shall be deemed for all purposes to have been accomplished under and pursuant to Massachusetts law.
     IN WITNESS WHEREOF, the undersigned officer of the Trust has executed this instrument to be effective on the date set forth above.

/s/ Thomas M. Kinzler Thomas M. Kinzler
Secretary